UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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PEOPLES FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter) Stilwell Value Partners VII, L.P. Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Value LLC Joseph Stilwell Peter Prickett
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 8, 2021, Joseph Stilwell and affiliated entities issued a press release relating to Peoples Financial Corporation, a copy of which is filed herewith.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION BY THE GROUP AND OTHER PARTICIPANTS OF PROXIES FROM THE ISSUER'S SHAREHOLDERS FOR USE AT THE ISSUER'S 2021 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN OUR PROXY SOLICITATION. OUR DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO SHAREHOLDERS OF THE ISSUER AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTPS://WWW.SEC.GOV.

The Stilwell Group Sends Letter to Shareholders of Peoples Financial Corporation

NEW YORK, April 8, 2021 /PRNewswire/ -- The Stilwell Group, one of the largest shareholders of Peoples Financial Corporation (the "Corporation") (OTCMKTS: PFBX), beneficially owning approximately 9.93% of PFBX's outstanding shares, today announced that it has delivered a letter to shareholders of the Corporation.

The full text of the letter follows:

April 8, 2021

Dear Fellow PFBX Owner,

While the stewards of our Company have been paying us a paltry dividend, here is how they’ve been taking care of themselves (excerpt from Note O of the Company’s 2020 Form 10-K, pp. 88-89; see Note O reproduced in part below*):

“The Company established an Executive Supplemental Income Plan and a Directors’ Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors…. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $17,145,869 … at December 31, 2020…. The present value of accumulated benefits under these plans… amounted to $13,416,820…at December 31, 2020….

The Company also has plans for post-retirement benefits for certain key executives…. The present value of accumulated benefits under these plans…amounted to $1,594,591…at December 31, 2020.

Additionally, there are two endorsement split dollar policies….”

While we would like to see more details about who’s getting what, it’s pretty clear that insiders have prospered mightily while shareholders have suffered these past DECADES.

Sincerely,

Megan Parisi
MParisi@StilwellGroup.com
(917) 881-8076

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please contact us or Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

+ 1 (212) 297-0720 (Main)
+ 1 (855) 305-0856 (Toll-Free)
Email: info@okapipartners.com

*NOTE O (in part), PFBX FORM 10-K - EMPLOYEE AND DIRECTOR BENEFIT PLANS:

The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (“ESOP”). Employees who are in a position requiring at least 1,000 hours of service during a plan year and who are 21 years of age are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Profit Sharing Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation common stock. Total contributions to the plans charged to operating expense were $260,000 for each of 2020, 2019 and 2018.

The ESOP was frozen to further contributions and eligibility effective January 1, 2019. Compensation expense of $7,285,390 was the basis for determining the ESOP contribution allocation to participants for 2018. The ESOP held 223,976, 237,923 and 247,627 allocated shares at December 31, 2020, 2019 and 2018, respectively.

The Company established an Executive Supplemental Income Plan and a Directors' Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. Benefits under the Executive Supplemental Income Plan are based upon the position and salary of the officer at retirement or death. Normal retirement benefits under the plan are equal to 67% of salary for the president and chief executive officer, 58% of salary for the executive vice president and 50% of salary for all other executive officers and are payable monthly over a period of fifteen years. Under the Directors’ Deferred Income Plan, the directors are given an opportunity to defer receipt of their annual directors’ fees until retirement from the board. For those who choose to participate, benefits are payable monthly for ten years beginning the first day of the month following the director’s normal retirement date. The normal retirement date is the later of the normal retirement age (65) or separation of service. Interest on deferred fees accrues at an annual rate of ten percent, compounded annually. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $17,145,869 and $17,024,779 at December 31, 2020 and 2019, respectively. The present value of accumulated benefits under these plans, using an interest rate of 4.00% and the interest ramp-up method has been accrued. The accrual amounted to $13,416,820 and $13,229,501 at December 31, 2020 and 2019, respectively, and is included in Employee and director benefit plans liabilities.

The Company also has additional plans for post-retirement benefits for certain key executives. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $1,976,912 and $1,850,592 at December 31, 2020 and 2019, respectively. The present value of accumulated benefits under these plans using an interest rate of 4.00% and the projected unit cost method has been accrued. The accrual amounted to $1,594,591 and $1,622,840 at December 31, 2020 and 2019, respectively, and is included in Employee and director benefit plans liabilities.

Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants’ beneficiaries. These contracts are carried at their cash surrender value, which amounted to $318,861 and $311,088 at December 31, 2020 and 2019, respectively. The present value of accumulated benefits under these plans using an interest rate of 4.00% and the projected unit cost method has been accrued. The accrual amounted to $105,358 and $101,613 at December 31, 2020 and 2019, respectively, and is included in Employee and director benefit plans liabilities.

The Company has additional plans for post-retirement benefits for directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $167,262 and $194,270 at December 31, 2020 and 2019, respectively. The present value of accumulated benefits under these plans using an interest rate of 4.00% and the projected unit cost method has been accrued. The accrual amounted to $230,337 and $229,392 at December 31, 2020 and 2019, respectively, and is included in Employee and director benefit plans liabilities.

The Company provides post-retirement health insurance to certain of its retired employees. Employees are eligible to participate in the retiree health plan if they retire from active service no earlier than age 60. In addition, the employee must have at least 25 continuous years of service with the Company immediately preceding retirement. However, any active employee who was at least age 65 as of January 1, 1995, does not have to meet the 25 years of service requirement. The Company reserves the right to modify, reduce or eliminate these health benefits. The Company has chosen to not offer this post-retirement benefit to individuals entering the employ of the Company after December 31, 2006. Employees who are eligible and enroll in the bank subsidiary’s group medical and dental health care plans upon their retirement must enroll in Medicare Parts A, B and D when first eligible upon their retirement from the bank subsidiary. This results in the bank subsidiary’s programs being secondary insurance coverage for retired employees and any dependent(s), if applicable, while Medicare Parts A and B will be their primary coverage, and Medicare Part D will be the sole and exclusive prescription drug benefit plan for retired employees...

Investor Contact:

The Stilwell Group
Megan Parisi
(917) 881-8076
mparisi@stilwellgroup.com